Exhibit 99.1

Press Release

CONTACT:    Tricia Haugeto
                        Array BioPharma Inc.
                        (303) 386-1193
        thaugeto@arraybiopharma.com

ARRAY BIOPHARMA ANNOUNCES KEY ADDITIONS TO SCIENTIFIC LEADERSHIP
Appoints Nicholas A. Saccomano, Ph.D. as Chief Scientific Officer and
Robert E. Winkler, M.D. as Vice President of Clinical Development

BOULDER, Colo., (May 19, 2014) - Array BioPharma Inc. (NASDAQ: ARRY), a biopharmaceutical company focused on the discovery, development and commercialization of targeted small molecule drugs to treat patients afflicted with cancer, today announced the appointments of Nicholas A. Saccomano, Ph.D., as Chief Scientific Officer and Robert E. Winkler, M.D., as Vice President of Clinical Research and Development. Dr. Saccomano will oversee Array’s discovery efforts and chemistry, manufacturing and controls (CMC) activities as a member of the executive management team, reporting to Array’s Chief Executive Officer, Ron Squarer. Dr. Winkler will be responsible for leading the company’s clinical science and operations activities, including its late-stage multiple myeloma program, filanesib, reporting to Array’s Chief Medical Officer, Michael Needle, M.D.

“We are pleased to have Nick and Robert join the Array team,” said Mr. Squarer.  “Nick has a proven track record in drug discovery from his tenure at Pfizer as an executive and ultimately a Senior Vice President in R&D. He will play a critical role in identifying and developing opportunities to expand our discovery collaboration business. Robert brings significant experience in advancing drugs through development, which will be key as we look to initiate a Phase 3 trial with our lead multiple myeloma program later this year.”

“I am impressed with the consistent productivity of Array’s discovery team, inventing approximately 18 drugs that have advanced into clinical development since the company’s inception, as well as its impressive roster of alliance partners,” said Dr. Saccomano. “I look forward to working with this talented team as we look to broaden our collaborative outreach and build on an already outstanding track record of drug discovery.”

Dr. Saccomano is a seasoned leader and mentor with 30 years of experience in pharmaceutical and biotechnology research and development, with expertise in discovery research, clinical development, portfolio strategy, technology and clinical candidate licensing, and scientific partnering. Dr. Saccomano most recently served as Chief Technology Officer at SomaLogic, Inc. and as Chief Scientific Officer at Bend Research Inc. While at Pfizer Inc., Dr. Saccomano held positions of increasing responsibility, including Senior Vice President in the R&D organization and Vice President of Discovery Technology. As head of discovery technology, he managed and developed a diverse set of enabling technologies used broadly across the drug discovery pipeline. During his tenure, he also directed medicinal sciences, drug discovery and strategic alliances. Dr. Saccomano obtained his Ph.D. in chemistry from Columbia University under the direction of Professor Gilbert Stork.

Dr. Winkler developed expertise in drug development strategy and execution, clinical pharmacology, as well as planning regulatory strategy and leading successful negotiations with health authorities, through his 15 years of diverse global assignments in the biotech and pharmaceutical industries. Dr. Winkler most recently served as Vice President of Global Clinical Development and Operations at Aptalis Pharma, which was recently acquired by Forest Labs, where he led the company's drug development programs. Prior to this, Dr. Winkler held positions of increasing responsibility at Amicus Therapeutics, serving as Vice President of Clinical Research and Operations, leading drug development and regulatory preparations in rare genetic diseases. Dr. Winkler served as a Senior Global Clinical Leader at Novartis Oncology, securing regulatory approvals for Afinitor® (everolimus) for Neuroendocrine Tumors through an Oncology Drug Advisory Committee, a blockbuster product that has surpassed $1 billion in annual sales, as well as an sNDA for Sandostatin® another key Novartis Oncology blockbuster.  Preceding Novartis, Dr. Winkler held roles of increasing responsibility at Schering-Plough, where he focused on expanding lifecycle opportunities for PegIntron®. Dr. Winkler obtained his Medical and Bachelor of Science degrees from the Hebrew University Hadassah Medical School in Israel.

About Array BioPharma
Array BioPharma Inc. is a biopharmaceutical company focused on the discovery, development and commercialization of targeted small molecule drugs to treat patients afflicted with cancer. Seven Phase 3 or pivotal studies are already in progress, or are planned to begin this year. These programs include the wholly-owned hematology drug, filanesib (ARRY-520) for multiple myeloma and two partnered cancer drugs, selumetinib (AstraZeneca) and binimetinib (MEK162 / Novartis). For more information on Array, please go to www.arraybiopharma.com.
 Array BioPharma Forward-Looking Statement:
This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including statements about Array’s clinical development plans and the contribution of Dr. Saccomano and Dr. Winkler to advancing Array’s drug development pipeline. These statements involve significant risks and uncertainties, including those discussed in our annual report filed on form 10-K for the year ended June 30, 2013 and in other reports filed by Array with the Securities and Exchange Commission. Because these statements reflect our current expectations concerning future events, our actual results could differ materially from those anticipated in these forward-looking statements as a result of many factors. These factors include, but are not limited to, our ability to continue to fund and successfully progress internal research efforts and to create effective, commercially viable drugs, our ability to achieve and maintain profitability, the extent to which the pharmaceutical and biotechnology industries are willing to in-license drug candidates for their product pipelines and to collaborate with and fund third parties on their drug discovery activities, our ability to out-license our proprietary candidates on favorable terms, risks associated with our dependence on our collaborators for the clinical development and commercialization of our out-licensed drug candidates, the ability of our collaborators and of Array to meet objectives tied to milestones and royalties, and our ability to attract and retain experienced scientists and management.  We are providing this information as of May 19, 2014. We undertake no duty to update any forward-looking statements to reflect the occurrence of events or circumstances after the date of such statements or of anticipated or unanticipated events that alter any assumptions underlying such statements.

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